John Nesbett - Investor Relations Contact                       J. Richard Ellis
Lippert/Heilshorn & Associates                                   President & CEO
(212) 838-3777, ext. 121                                         (408) 934-7000
(E-MAIL: JGN@LHAI.COM)


                       DISC, INC. ANNOUNCES FOURTH QUARTER
                            AND TWELVE MONTH RESULTS

        MILPITAS, CALIFORNIA, FEBRUARY 19, 1998 -- DISC, INC. (NASDAQ Symbols:
DCSR, DCSRW) today announced financial results for the fourth quarter and twelve months ended December 31, 1997.

        For the fourth quarter ended December 31, 1997, net sales increased 4% to $2,502,000 compared to net sales of $2,406,000 reported for the same quarter last year. For the fourth quarter of 1997, the Company reported a net loss of $(575,000), or $(0.17) per share, compared to a net loss of $(682,000), or $(0.21) per share, for the comparable 1996 quarter.

        For the twelve months ended December 31, 1997, net sales increased 12% to $8,655,000 compared to net sales of $7,761,000 reported for the twelve months of 1996. Net loss for 1997 was $(2,489,000), or $(0.75) per share, compared to a net loss of $(3,342,000), or $(1.08) per share, for 1996.

        Commenting on the results, J. Richard Ellis, President and Chief Executive Officer of DISC, Inc. stated, "DISC continues to focus on the fundamentals of the business in an effort to move the company into profitability. The revenue for the fourth quarter and for the year both represent records for the company. These results are beginning to reflect our focus on, and the investments in sales and marketing to address various vertical markets where nearline archival of information is critical. During 1997, we announced several OEM purchase agreements with resellers primarily in the medical and banking markets where fast access to data and permanence of that data are important factors."


                                    - more -

        "Our customer base in these vertical markets doubled in this past year; better than 50% of our shipments were generated by new vertical market accounts. We feel that with these market initiatives, we have begun to lay the foundation for future products and technologies that are in development at DISC."

        "We also saw significant improvement in our margins in 1997 which were up seven percentage points for the year as the impact of improvements in product cost and increased volume were realized. Furthermore, we were able to reduce overall operating expenses by 3% year to year while increasing spending on product development. We will soon be introducing new products to the market as a result of these investments and look forward to continued improvements in 1998."

DISC is the industry leader in high capacity automated 5.25-inch and CD optical storage libraries. DISC markets products ranging in capacity from over 150 to over 1,450 cartridges in several models, many of which are field upgradeable to higher capacities. All models share a common architecture and modular design oriented toward higher performance and reliability. DISC libraries are sold with system solutions by OEMs, System Integrators, VARs and Distributors in North and South America, Europe and the Far East.

"Safe Harbor" Statement under the private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, commercialization and technological difficulties, capacity and supply constraints or difficulties, the results of financing efforts, actual purchases under agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings.


                                 -table follows-

                                   DISC, INC.
                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)


                                        Three Months Ended                     Twelve Months Ended
                                            December 31,                            December 31,
                                  --------------------------------        --------------------------------
                                      1997                1996                1997                1996
                                  ------------        ------------        ------------        ------------
Net sales                         $  2,502,000        $  2,406,000        $  8,655,000        $  7,761,000
                                  ------------        ------------        ------------        ------------

Costs and expenses:
 Cost of sales                       1,962,000           1,908,000           6,704,000           6,549,000
 Research and development              400,000             321,000           1,439,000           1,297,000
 Marketing and sales                   449,000             572,000           1,960,000           2,155,000
 General and administrative            236,000             255,000             924,000             984,000
                                  ------------        ------------        ------------        ------------
                                     3,047,000           3,056,000          11,027,000          10,985,000
                                  ------------        ------------        ------------        ------------


Loss from operations                  (545,000)           (650,000)         (2,372,000)         (3,224,000)

Interest and other expense             (30,000)            (32,000)           (117,000)           (118,000)
Net loss                          $   (575,000)       $   (682,000)       $ (2,489,000)       $ (3,342,000)
                                  ============        ============        ============        ============

Net loss per share                $       (.17)       $       (.21)       $       (.75)       $      (1.08)
                                  ============        ============        ============        ============

Weighted average common
shares and equivalents               3,334,000           3,179,000           3,308,000           3,106,000
                                  ============        ============        ============        ============


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